CERTIFICATE OF AMENDMENT
 TO
 ARTICLES OF INCORPORATION
 OF
 CISTERA NETWORKS, INC.

Cistera Networks, Inc., a Nevada corporation (the “Corporation”), does hereby certify that:

FIRST: This Certificate of Amendment amends the provisions of the Corporation’s Articles of Incorporation (the “Articles of Incorporation”).

SECOND: The terms and provisions of this Certificate of Amendment have been duly adopted in accordance with the Nevada Revised Statutes and shall become effective at __________, pacific time, on __________, 2009.

THIRD: Section 4.1 of the Articles of Incorporation is hereby amended in its entirety and replacing it with the following:

4.1 Section 4.1 Classes and Shares. The proprietary interest of the Corporation shall hereafter be divided into two classes of stock, which are collectively referred to herein as “Shares.” The first is a class of common stock, per value $.001 per share, and the second a class of preferred stock, par value $.01 per share. (An individual share within the respective classes of stock shall be referred to appropriately as either a “Common Share” or a “Preferred Share.”) The Corporation has the authority to issues 50,000,000 Common Shares and 1,000, 000 Preferred Shares. The authority of the Corporation to issue shares may be limited to resolution of the board of directors of the Corporation (the “Board of Directors"). Shares may be issued from time to time for such consideration in money or property (tangible or intangible) or labor or services actually performed as the Board of Directors may determine in their sole judgment and without the necessity of action by the holders of Shares. Common Shares may be issued in series. Shares may not be issued until paid for and, when issued, are non-assessable. Upon the effectiveness (the “Effective Time”) of the Certificate of Amendment to the Articles of Incorporation adding this sentence, three (3) issued Common Shares, shall be combined and reclassified into one (1) fully-paid and nonassessable Common Shares; provided, however, that in lieu of any fractional interests in shares of Common Shares to which any stockholder who would be entitled only to receive such fractional interest would otherwise be entitled pursuant hereto (taking into account all shares of capital stock owned by such stockholder), the Corporation shall pay in cash for such fractional interest $.14 per share held by such stockholder immediately prior to the Effective Time.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its officers thereunto duly authorized this day of __________, 2009.

By:
Gregory Royal,
President and Chief Executive Officer

CERTIFICATE OF AMENDMENT
TO
ARTICLES OF INCORPORATION
OF
CISTERA NETWORKS, INC.

Cistera Networks, Inc., a Nevada corporation (the “Corporation”), does hereby certify that:

FIRST: This Certificate of Amendment amends the provisions of the Corporation’s Articles of Incorporation (the “Articles of Incorporation”).

SECOND: The terms and provisions of this Certificate of Amendment have been duly adopted in accordance with the Nevada Revised Statutes and shall become effective at __________, pacific time, on __________, 2009.

THIRD: Section 4.1 of the Articles of Incorporation is hereby amended in its entirety and replacing it with the following:

4.1 Section 4.1 Classes and Shares. The proprietary interest of the Corporation shall hereafter be divided into two classes of stock, which are collectively referred to herein as “Shares.” The first is a class of common stock, per value $.001 per share, and the second a class of preferred stock, par value $.01 per share. (An individual share within the respective classes of stock shall be referred to appropriately as either a “Common Share” or a “Preferred Share.”) The Corporation has the authority to issues 50,000,000 Common Shares and 1,000, 000 Preferred Shares. The authority of the Corporation to issue shares may be limited to resolution of the board of directors of the Corporation (the “Board of Directors"). Shares may be issued from time to time for such consideration in money or property (tangible or intangible) or labor or services actually performed as the Board of Directors may determine in their sole judgment and without the necessity of action by the holders of Shares. Common Shares may be issued in series. Shares may not be issued until paid for and, when issued, are non-assessable. Upon the effectiveness (the “Effective Time”) of the Certificate of Amendment to the Articles of Incorporation adding this sentence, each share of Common Stock that is issued and outstanding immediately prior to the Effective Time (which shall include each fractional share in excess of one (1) share held by any stockholder), shall be subdivided and reclassified into three (3) fully-paid and nonassessable shares of Common Stock (or, with respect to such fractional shares and interests, such lesser number of shares and fractional shares or interests as may be applicable based upon such one-to-three ratio).

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its officers thereunto duly authorized this day of __________, 2009.

By:
Gregory Royal,
President and Chief Executive Officer